Exhibit 99.B(p)(14)

CODE OF ETHICS

Benefit Street Partners L.L.C. (together with its affiliated management companies and its and their subsidiaries, including Providence Equity LLP, “Benefit Street” or the “Firm”),(1) has adopted the policies and procedures (as they may be amended from time to time, the “Policies”) set forth in this policies and procedures manual (the “Manual”) and implemented a compliance program intended to ensure that all Supervised Persons of the Firm obey the law and conduct themselves ethically.(2)

The Firm, as a registered investment adviser with the Securities and Exchange Commission (the “SEC”), has adopted this code of ethics (“Code of Ethics”) as required by Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) to set forth standards of business conduct that the Firm expects of persons employed by, working with the Firm and others designated by the Chief Compliance Officer. The Firm as an investment adviser, has a fiduciary duty to act in the best interest of its Clients. The Firm’s reputation for integrity, honesty and openness is essential to its continued business success.

All Firm personnel are required to comply with applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Chief Compliance Officer. The Chief Compliance Officer shall provide you with a copy of this Code of Ethics which is contained in the Firm’s Manual and any amendments. You are expected to read and understand all requirements and procedures of the Code of Ethics. In fact, you will be required to sign and return a certification acknowledging your receipt of the Code of Ethics (and any amendment thereto). A form of Certification of Receipt of Compliance Policies and Procedures Manual (including the Personal Transaction Policies) and Compliance Acknowledgement Form is attached as Item 1 at the end of the Manual. The Management of the Firm and the Chief Compliance Officer will review the terms and provisions of the Code of Ethics at least annually and make amendments as necessary.

We expect our Supervised Persons to put the interest of Clients first and foremost in their business dealings and day-to-day activities. Each Supervised Person is expected to conduct himself or herself in accordance with such standards at all times, and to deal honestly and fairly with all persons with whom he or she has contact. It is generally improper for the Firm or persons covered by the Code of Ethics to (i) use for their own benefit (or the benefit of anyone other than a Client) information about the Firm’s trading or investment recommendations for a

(5) “Benefit Street” or the “Firm” shall not include Providence Equity Capital Markets L.L.C. or Providence Equity Partners L.L.C. for purposes of this Manual. Employees of Providence Equity Capital Markets L.L.C. and Providence Equity Partners L.L.C. should refer to that firm’s Compliance Policies and Procedures Manual.

(6A) “Supervised Person” means the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. Except where otherwise indicated, for all purposes of this Manual the term “employee” and the term “supervised person” shall be deemed to include consultants to the Firm and any other non-employees of the Firm stationed in the Firm’s offices to whom copies of this Manual have been provided. Except where otherwise indicated, the policies set forth in this Manual extend to all employees of Benefit Street: both investment and administrative personnel, both full-time and part-time employees, and both U.S. and non-U.S. employees.

Client or (ii) take advantage of investment opportunities that would otherwise be available for a Client.

If you have any doubt or uncertainty about how to react to particular circumstance or concern, contact Alexander H. McMillan who is designated as the Chief Compliance Officer of the Firm.(3) Please do not guess at the answer. Mr. McMillan is based in New York and can be reached by telephone at extension 7272, (212) 588-6712 or by e-mail at a.mcmillan@provequity.com.

Additionally, you should be aware that the Firm expects all persons covered by the Code of Ethics to comply with the spirit of the Code of Ethics, as well as the specific rules contained in the Code of Ethics. Technical compliance with the requirements set forth in this Code of Ethics and the Manual will not insulate you from scrutiny for any actions that create the appearance of a violation. You should also be aware that violations of either the letter or the spirit of the policies and procedures in this Code of Ethics and the Manual will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm, including but not limited to cancellation of an offending trade (with any resulting loss charged to you and any profits forfeited to the Firm, a charity or our Clients), imposition of penalties or fines, reduction of your compensation, a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities, suspensions and dismissal, or any combination of the foregoing. Violations may also result in civil or criminal proceedings and penalties. In addition, the Firm may, in its sole and absolute discretion, suspend or revoke your personal trading privileges. Supervised Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

Improper trading activity can constitute a violation of the Code of Ethics. You can also violate the Code of Ethics by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code of Ethics even if neither any Client nor the Firm is harmed by your conduct.

A.                               Definitions

All capitalized terms used in this Code of Ethics have the meanings set forth in this Code of Ethics and below. You should note that some of these terms (such as “beneficial interest”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings.

1.                                 “Automatic Investment Plan”

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(3) References herein to the “Chief Compliance Officer” refer to either Mr. McMillan in his capacity as the Firm’s Chief Compliance Officer or his designee for such purpose.

2.                                 “Beneficial Interest”

The term “Beneficial Interest” is interpreted in the same manner as it would be in determining whether a person has beneficial ownership pursuant to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. Beneficial Interest is a very broad concept. This definition means that a Supervised Person should consider himself or herself to have a Beneficial Interest in any Covered Securities in which he or she, through any contract, arrangement, understanding, relationship or otherwise has a direct or indirect economic or pecuniary interest.(4) In addition to any of the foregoing, a Supervised Person should consider himself or herself to have a Beneficial Interest in Covered Securities held by members of his/her Family/Household. Beneficial Interest also includes any interest that arises as a result of:

•                  Covered Securities being held in such a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts;

•                  a partnership interest in a general or limited partnership (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account);

•                  a right to dividends that is separated or separable from the underlying Covered Security;

•                  a right to acquire equity securities through the exercise or conversion of any derivative on a Covered Security (whether or not presently exercisable or convertible);

•                  Covered Securities in a person’s individual retirement account;

•                  Covered Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;

•                  Covered Securities owned by a trust of which the person is a beneficiary;

•                  Covered Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account);

•                  Covered Securities owned by an investment club in which the person participates;

•                  Covered Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in (i) a “blind trust” or similar arrangement under which the

(8) Pecuniary interest includes the opportunity, directly or indirectly, to share in any profit derived from a transaction in the securities.

person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account, or (ii) in an account with respect to which the person has certified to the Chief Compliance Officer at least annually that the person has had no influence or control regarding any particular transaction made or to be made in the account and the adviser, broker, bank, trust company or other manager has made all investment decisions without informing the person as to the transaction until after the transaction has been effected (accounts meeting such requirements, a “Discretionary Account”). (Merely putting securities into an account for which a person does not exercise investment discretion is not sufficient to remove them from a person’s Beneficial Interest. This is because, unless the account is of the type described above, the owner of the account can still communicate with the manager about the account and potentially influence the manager’s investment decisions.) A person wishing to take advantage of the exception described in (ii) above must also use his or her best efforts to obtain an acknowledgment from the relevant adviser, broker, bank, trust company or other manager that such person has no influence or control regarding any particular transaction made or to be made in the relevant account, which acknowledgment must be submitted to the Chief Compliance Officer and the Chief Compliance Officer may at any time request account agreements or written documentation evidencing the discretionary nature of a Discretionary Account and may choose to treat an account as non-discretionary pending receipt of such documentation in his sole discretion. Please note that while Discretionary Accounts that meet the Code’s requirements are not subject to pre-clearance requirements they ARE subject to reporting requirements of the Code (see Section B below); and

•                  certain performance related advisory fees (other than an asset based fee).

Please note that you are not deemed to have a Beneficial Interest in portfolio securities held by an investment company registered under the Investment Company Act of 1940 or in a public utility holding company registered under the Public Utility Holding Company Act of 1935. You also are not deemed to have a Beneficial Interest in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither the Firm nor a control affiliate of the Firm manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

This is not a complete list of the forms of ownership that could constitute a Beneficial Interest for purposes of the Code of Ethics. Supervised Persons should ask the Chief Compliance Officer if they have any questions or doubts at all about whether they or any member of their Family/Household would be considered to have a Beneficial Interest in any particular situation.

3.                                 “Client”

Any person or entity that the Firm provides investment advisory services to, including the Funds and any separately managed accounts.

4.                            “Covered Security”

A “Covered Security” means anything that is considered a “security” under Section 202(a)(18) of the Advisers Act(5), except :

•                  Direct obligations of the U.S. Government;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•                  Shares of money market investment companies registered under the Investment Company Act of 1940;

•                  Shares of open-end investment companies registered under the Investment Company Act of 1940 (other than shares of exchange-traded funds (ETFs) registered as open-end investment companies, which are Covered Securities); and

•                  Shares of unit investment trusts that invest exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940.

The term “security” is extremely broad. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

•                  options and futures on securities, on indexes and on currencies;

•                  investments in all kinds of limited partnerships;

•                  investments in foreign unit trusts and foreign mutual funds; and

•                  investments in hedge funds and private investment funds (including a Fund).

If you have any question or doubt about whether an investment is a considered a Covered Security under the Code of Ethics, assume that the investment is a Covered Security and seek guidance from the Chief Compliance Officer. Do not guess .

(5) “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

5.                            “Family/Household”, includes:

•                  A Supervised Person’s spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•                  A Supervised Person’s children under the age of 18;

•                  A Supervised Person’s children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

•                  Any of these people who live in a Supervised Person’s household: a Supervised Person’s stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

6.                                 “Federal Securities Laws”

The term “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

7.                                 “Funds”

The term “Fund” shall mean private investment partnerships, investment companies or the foreign investment vehicles advised by the Firm.

8.                                 “Initial Public Offering”

The term “Initial Public Offering” (or “IPO”) means an offering of Covered Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

9.                                 “Personal Account”

The term “Personal Account” refers to any account (including any custody account, safekeeping account and any account maintained by an entity that may act as a broker or principal) in which a Supervised Person has any direct or indirect Beneficial Interest, including personal accounts and trusts for the benefit of such persons. Thus, the term “Personal Accounts” also includes among others:

(i)                                Trusts for which the Supervised Person acts as trustee, executor or custodian;

(ii)                             Accounts of or for the benefit of the Supervised Person’s Family/Household; and

(iii) Accounts of or for the benefit of a person who receives material financial support from the Supervised Person.

10.                          “Private Placement or Limited Offering”

The term “Private Placement or Limited Offering” means an offering of Covered Securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

11.                          “Supervised Person”

The term “Supervised Person” means the Firm’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the Firm and are subject to the Firm’s supervision and control. Except where otherwise indicated, for all purposes of this Code of Ethics the term “employee” and the term “Supervised Person” shall be deemed to include consultants to the Firm and any other non-employees of the Firm stationed in the Firm’s offices to whom copies of this Code of Ethics have been provided.

B.                                    Personal Securities Transaction Reporting Obligations

These policies and procedures apply to all Personal Accounts of a Supervised Person. The Firm requires that the Chief Compliance Officer regularly monitor all trading activity in a Supervised Person’s Personal Account or Discretionary Account. The Chief Compliance Officer of Providence Equity Partners L.L.C., or a designee, will monitor the activity in any Personal Account or Discretionary of the Chief Compliance Officer. The Chief Compliance Officer will review the Reports described in items B(1) and B(2) below submitted by persons other than the Chief Compliance Officer (the Reports described in items B(1) and B(2) of the Chief Compliance Officer will be submitted to and reviewed by the Chief Operating Officer). The Chief Compliance Officer will undertake to conduct the review and monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under the Advisers Act or other applicable laws or regulations or any court order or other legal process). It is a condition of your employment or association with the Firm, however, that you disclose all of your Personal Accounts and Discretionary Accounts to the Chief Compliance Officer. For purposes of these procedures where the activity involves the Personal Account, Discretionary Account, or trading of the Chief Compliance Officer, copies of any notice or report will be given to the Chief Compliance Officer of Providence Equity Partners L.L.C. and any permission or approval will be obtained from the Chief Compliance Officer of Providence Equity Partners L.L.C., or a designee.

NOTE: One of the most complicated parts of complying with this Code of Ethics is understanding what holdings, transactions and accounts a Supervised Person must report and what accounts are subject to trading restrictions. For example, accounts of certain members of a Supervised Person’s Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which a Supervised Person might participate, and certain accounts that others may be managing for a Supervised Person. To be sure a Supervised Person understands what holdings, transactions and accounts are covered, it is essential that all

Supervised Person’s carefully review the definitions of Covered Securities, Personal Account, Discretionary Account, Family/Household, and Beneficial Interest in the “Definitions” section of the Code of Ethics.

ALSO NOTE: A Supervised Person must file the reports described below, even if he/she has no holdings, transactions or accounts to list in the reports.

ALSO NOTE: Compliance with the following reporting requirements does not relieve you of any of your other obligations under the Code of Ethics, including the requirement that you seek pre-clearance of Private Placements or Limited Offerings and IPO transactions.

1.                            Reporting of Personal Accounts

In addition, every Supervised Person must promptly report to the Chief Compliance Officer the opening of any new Personal Account or Discretionary Account. The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form attached to this Manual as Item 2 must be submitted to the Chief Compliance Officer. The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form, must be completed within 10 days of a person becoming a Supervised Person subject to this Code of Ethics (and annually thereafter on such date determined by the Chief Compliance Officer) and the information must be current as of a date no more than 45 days prior to the person becoming a Supervised Person or the date of any subsequent Annual Supervised Person Holdings Report and Account Disclosure Form.

The Initial and Annual Supervised Person Holdings Report and Account Disclosure Form should contain:

(a)                   A list or statements reflecting of all Covered Securities (including, for example title and type of security, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares or securities, and principal amount) in which the Supervised Person (or members of his/her Family/Household) has any direct or indirect Beneficial Interest;

(b)                   The name of any broker, dealer or bank with which the Supervised Person or a member of his/her Family/Household maintains an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of the Supervised Person or a member of his/her Family/Household; and

(c)                    The date the Supervised Person Holding Report and Account Disclosure Form is submitted by the Supervised Person.

2.                            Reporting of Transactions in Personal Accounts

Every Supervised Person must arrange for duplicate copies of all brokerage statements for transactions in Covered Securities in their Personal Accounts and Discretionary Accounts to be sent at least once every three months at the end of each calendar year quarter (March 31st, June 30th, September 30th and December 31st) to the Chief Compliance Officer. The quarterly brokerage statements must be received by the Chief

Compliance Officer within 30 days after the end of each quarter and must disclose the following information with respect to each transaction, to the extent applicable:

•                       The title, type and amount of the Covered Security involved;

•                       The ticker symbol or CUSIP number, as applicable, interest rate and maturity date, as applicable, the number of shares or securities, and principal amount of each Covered Security;

•                       The date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•                       The price of the Covered Security at which the transaction was effected; and

•                       The name of broker, dealer, or bank with or through which the transaction was effected.

The Chief Compliance Officer will review the brokerage statement or statements.

In addition, for each Covered Securities transaction in which a Supervised Person had or as a result of the transaction acquired a direct or indirect Beneficial Interest but which does not appear on a trade confirmation or brokerage statement submitted to the Chief Compliance Officer, or if the brokerage statement does not provide all the information required, the Supervised Person must provide to the Chief Compliance Officer the same information enumerated above (and the dates the Supervised Person submits the reports) within 30 days after the end of the calendar quarter during which the transaction occurred (a “Transaction Report”). You must attach to the Transaction Report copies of the transaction confirmation statements sent by the broker, dealer or bank, if any.

Every calendar quarter, Supervised Persons must make certain certifications, the form of which is attached hereto as Items 3 and 4.

A trade confirmation, brokerage statement or quarterly Transaction Report need not be filed for transactions effected pursuant to an Automatic Investment Plan.

NOTE: Merely furnishing a brokerage statement does not constitute compliance with the Code of Ethics’ transaction restrictions and prohibitions.

C.                                    Personal Investment Restrictions and Prohibitions

Supervised Persons and their Family/Household members may not purchase or sell for their Beneficial Interest, or otherwise cause another person or entity to purchase or sell, any Covered Securities or loans related to Covered Securities (excluding personal loans) without first obtaining the written or electronic approval of the Firm’s Chief Compliance Officer. Moreover, Supervised Persons may only engage in four trades of Covered Securities, or loans related thereto, per month absent a waiver from the Chief Compliance Officer. These requirements are discussed further in Section XII (Policy on Confidential and Other Non-Public Information and Personal Securities Transactions).

D.                                    Private Placement or Limited Offering Prohibition

Neither Supervised Persons nor any member of their Family/Household may acquire any Beneficial Interest in any security in a Private Placement or Limited Offering, including the purchase of an interest in any Fund, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. If preclearance is obtained, it is valid until the private placement transaction closes.

E.                                    Initial Public Offering Prohibition

Neither Supervised Persons nor any member of their Family/Household may purchase for a Personal Account any security issued in an Initial Public Offering, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.

F.                                     Reporting Violations

Supervised Persons are required to report any violation of the Code of Ethics to the Chief Compliance Officer. Any question concerning the applicability of the provisions of the Code of Ethics to a particular situation should be addressed to the Chief Compliance Officer.

G.                                   Client Accounts

By way of clarification, no Client account is prohibited by the Code of Ethics from purchasing or selling a Covered Security in which certain persons covered by the Code of Ethics might be deemed to have a Beneficial Interest.

H.                                   Additional Investment Restrictions

Supervised Persons should in particular refer to Section XII (Policy on Confidential and Other Non-Public Information and Personal Securities Transactions) for additional investment restrictions and confidentiality requirements.